EXHIBIT 99.1

Egalet Reports Fourth Quarter and Full Year 2016 Financial Results

—30 percent quarterly net product sales growth over third quarter 2016—

—Company to host conference call today at 8:30 AM EST—

Wayne, Penn. — March 9, 2017 — Egalet Corporation (Nasdaq: EGLT) (“Egalet”), a fully integrated specialty pharmaceutical company focused on developing, manufacturing and commercializing innovative treatments for pain and other conditions, today reported financial results for the fourth quarter and year ended December 31, 2016. In addition, the company announced that it will issue options to purchase stock to 17 employees in Egalet’s recently internalized salesforce.

“The fourth quarter of 2016 showed continued momentum for both SPRIX ® (ketorolac tromethamine) Nasal Spray and OXAYDO® (oxycodone HCI, USP) tablets for oral use only —CII,” said Bob Radie, president and chief executive officer of Egalet. “SPRIX grew 24% from the third quarter to the fourth quarter of 2016, while OXAYDO grew 56% from the third quarter to the fourth quarter of 2016, for total fourth quarter revenue of $6.1 million bringing total annual net revenues to $16.9 million. This year we expect to see continued growth with the dedicated SPRIX salesforce, the potential addition of new OXAYDO dosage strengths and the introduction of ARYMO™ ER (morphine sulfate) extended-release tablets for oral use only —CII to healthcare providers.”

2016 Fourth Quarter and Full-Year Financial Results

•                  Cash Position: As of December 31, 2016, Egalet had cash and marketable securities totaling $86.8 million.

•                  Revenue: There were net product sales of $16.9 million for the year ended December 31, 2016 compared to $4.2 million for the year ended December 31, 2015. There were net product sales of $6.1 million for the quarter ended December 31, 2016 compared to $2.1 million for the same period in 2015. The increase in both periods was due to continued growth in SPRIX Nasal Spray and OXAYDO sales. OXAYDO was launched in the fourth quarter of 2015.

•                  Cost of Sales (excluding product rights amortization): Cost of sales was $3.7 million for the year ended December 31, 2016 compared to $3.3 million for the year ended December 31, 2015 related to the sales of SPRIX Nasal Spray and OXAYDO. Cost of sales for the years ended December 31, 2016 and 2015, included inventory write-down costs of $477,000 and $1.6 million, respectively, due to product expiration. Cost of sales was $1.1 million for the quarter ended December 31, 2016 and $2.6 million for the same period in 2015. Cost of sales for the quarter ended December 31, 2015 included a $1.6 million inventory write down due to SPRIX Nasal Spray product expiration.

•                  G&A Expenses: General and administrative expenses were $30.7 million for the year ended December 31, 2016 compared to $26.5 million for year ended December 31, 2015. The increase was primarily attributable to an increase in headcount, as well as an increase in depreciation expense related to the addition of manufacturing equipment and improvements. General and administrative expenses for the quarter ended December 31, 2016 were $7.9 million compared to $10.3 million for the quarter ended December 31, 2015. General and administrative expenses for the quarter ended December 31, 2015 included the ARYMO ER new drug application fee of $2.3 million.

•                  S&M Expenses: Sales and marketing expenses were $27.9 million for the year ended December 31, 2016 compared to $16.3 million for the year ended December 31, 2015. Sales and marketing expenses for the quarter ended December 31, 2016 were $8.4 million compared to $5.2 million for the quarter ended December 31, 2015. The increase during both periods in sales and marketing expenses was attributable to the continued growth of our commercial operation.

•                  R&D Expenses: Research and development expenses were $33.8 million for the year ended December 31, 2016 compared to $27.1 million for the year ended December 31, 2015. The increase was driven primarily by increases in our development program expenses related to Egalet-002 and OXAYDO clinical trials. Research and development expenses for the quarter ended December 31, 2016 were $6.9 million compared to $7.3 million for the same period in 2015.

•                  Interest Expense: Interest expense was $12.1 million for the year ended December 31, 2016 compared to $7.5 million for the year ended December 31, 2015. Interest expense for the quarter ended December 31, 2016 was $3.9 million compared to interest expense of $2.3 million for the same period in 2015. Interest expense for 2016 primarily consisted of interest expense related to the Hercules Loan Agreement, the 5.50% convertible notes and the 13.0% senior secured notes. Of that interest expense in the fourth quarter of 2016, $1.9 million was non-cash interest which is expected to be similar going forward.

•                  Net Loss: Net loss for the year ended December 31, 2016 was $90.6 million, or $3.70 per share, compared to a net loss of $57.9 million, or $2.94 per share, for the year ended December 31, 2015. The net loss for the quarter ended December 31, 2016 was $21.4 million, or $0.87 per share, compared to a net loss of $6.8 million, or $0.28 per share, for the quarter ended December 31, 2015.

Inducement Grants

On March 7, 2017, the compensation committee of the company’s board of directors approved a grant of inducement options to purchase an aggregate of 52,500 shares of Egalet common stock, with a grant date of April 3, 2017 to 17 new employees who are a part of the newly internalized salesforce. The stock options were granted as inducement equity awards pursuant to the company’s 2017 Inducement Plan, which was approved by the company’s board of directors in December 2016, and the equity grants were made as inducements material to the new employees entering into employment with the company under Rule 5635(c)(4) of the Nasdaq Rules.

Each stock option will have an exercise price per share equal to the closing trading price on the date of grant, will have a ten-year term and will vest over four years, with 25% vesting on the one-year anniversary of the date of the grant and 1/48 of the shares vesting monthly thereafter, subject to the new employee’s continued employment with the company on such dates.

Earnings Conference Call Information

Egalet’s management will host a conference call to discuss the fourth quarter and year-end 2016 financial results today:

Date:	Thursday, March 9, 2017
Time:	8:30 a.m. EST
Webcast (live and archive):	egalet.com (Events & Webcasts, Investor page)
Dial-in numbers:	1-888-346-2615 (domestic)
1-412-902-4253 (international)
Replay numbers:	1-877-344-7529 (domestic)
1-412-317-0088 (international)
Conference number:	10100738

About Egalet

Egalet, a fully integrated specialty pharmaceutical company, is focused on developing, manufacturing and commercializing innovative treatments for pain and other conditions. Egalet has three approved products: ARYMO™ ER (morphine sulfate) extended-release tablets for oral use only —CII, developed using Egalet’s proprietary Guardian™ Technology, OXAYDO® (oxycodone HCI, USP) tablets for oral use only —CII and SPRIX® (ketorolac tromethamine) Nasal Spray. Using Guardian Technology, Egalet is developing a pipeline of clinical-stage, product candidates including Egalet-002, an abuse-deterrent, extended-release, oral oxycodone formulation for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate. Guardian Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles. For full prescribing information on ARYMO ER, including the boxed warning and medication guide, please visit arymoer.com. For full prescribing information on SPRIX, including the boxed warning and medication guide, please visit sprix.com. For full prescribing information on OXAYDO, including the boxed warning and medication guide, please visit oxaydo.com. For additional information on Egalet, please visit egalet.com.

Safe Harbor

Statements included in this press release that are not historical in nature and contain the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “look forward to” and other similar expressions are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include expectations in 2017 of seeing continued growth with the dedicated SPRIX salesforce, the potential addition of new OXAYDO dosage strengths and the introduction of ARYMO ER to healthcare providers, are based on management’s current expectations, and are subject to known and unknown uncertainties and risks. Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: the success of Egalet’s clinical trials, including the timely recruitment of trial subjects and meeting the timelines therefor; Egalet’s ability to obtain regulatory approval of its product candidates and the labeling claims that Egalet believes are necessary or desirable for successful commercialization of its products and product candidates; Egalet’s ability to maintain the intellectual property position of its products and product candidates; Egalet’s ability to identify and reliance upon qualified third parties to manufacture its products; Egalet’s ability to commercialize its products; and to do so successfully; the costs of commercialization activities, including marketing, sales and distribution; the size and growth potential of the markets for Egalet’s products and product candidates, and Egalet’s ability to service those markets; Egalet’s ability to obtain reimbursement and third-party payor contracts for its products; Egalet’s ability to service its debt obligations; Egalet’s ability to raise additional funds to execute its business plan and growth strategy on terms acceptable to Egalet, if at all; Egalet’s ability to find and hire qualified sales professionals; the rate and degree of receptivity in the marketplace and among physicians to Egalet’s products; the success of products which compete with Egalet’s that are or become available; general market conditions; and the Risk Factors set forth in Egalet’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the United States Securities and Exchange Commission (SEC) and in other filings Egalet makes with the SEC from time to time.  In addition, the forward-looking statements included in this press release represent Egalet’s views only as of the date hereof. Egalet anticipates that subsequent events and developments may cause its views to change. While Egalet may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Investor and Media Contact:

E. Blair Clark-Schoeb
Senior Vice President, Communications
Email: bcs@egalet.com
Tel: 917-432-9275

Egalet Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2015	2016	2015	2016
Revenues
Net product sales	$4,184	$16,864	$2,119	$6,140
Collaboration revenues	—	100	—	—
Related party revenues	18,646	—	17,261	—
Total revenue	22,830	16,964	19,380	6,140

Cost and Expenses
Cost of sales (excluding amortization of product rights)	3,271	3,660	2,621	1,080
Amortization of product rights	1,958	2,006	490	500
General and administrative	26,474	30,670	10,294	7,868
Sales and marketing	16,289	27,892	5,154	8,437
Research and development	27,054	33,759	7,298	6,873
Total costs and expenses	75,046	97,987	25,857	24,758
Loss from operations	(52,216)	(81,023)	(6,477)	(18,618)

Other (income) expense:
Change in fair value of derivative liability	(260)	(644)	(441)	(2)
Interest expense, net	7,477	12,109	2,340	3,884
Other gain	(864)	(797)	(862)	(851)
Loss (gain) on foreign currency exchange	82	2	(5)	2
	6,435	10,670	1,032	3,033
Loss before provision (benefit) for income taxes	(58,651)	(91,693)	(7,509)	(21,651)
Provision (benefit) for income taxes	(718)	(1,061)	(722)	(281)
Net loss	$(57,933)	$(90,632)	$(6,787)	$(21,370)
Per share information:
Net loss per share of common stock, basic and diluted	$(2.94)	$(3.70)	$(0.28)	$(0.87)
Weighted-average shares outstanding, basic and diluted	19,738,042	24,514,645	24,353,109	24,616,354

Egalet Corporation and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,
	2015	2016
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$46,665	$44,355
Marketable securities, available for sale	99,042	42,471
Accounts receivable	295	1,108
Related party receivable	57	—
Inventory	1,837	1,700
Prepaid expenses and other current assets	1,295	2,537
Other receivables	1,047	1,001
Total current assets	150,238	93,172
Intangible assets, net	10,380	8,350
Property and equipment, net	7,801	12,709
Deposits and other assets	3,997	627
Total assets	$172,416	$114,858
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,417	$2,392
Accrued expenses	7,799	18,147
Deferred revenue	10,128	3,975
Debt - current	3,320	381
Total current liabilities	28,664	24,895
Debt - non-current portion, net	52,442	83,711
Deferred income tax liability	1,084	23
Derivative liability	656	12
Other liabilities	348	891
Total liabilities	83,194	109,532

Stockholders’ equity
Common stock—$0.001 par value; 75,000,000 shares authorized at December 31, 2015 and December 31, 2016; 25,085,554 and 25,189,125 shares issued and outstanding at December 31, 2015 and December 31, 2016, respectively	25	25
Additional paid-in capital	223,784	230,379
Accumulated other comprehensive (loss) income	(41)	100
Accumulated deficit	(134,546)	(225,178)
Total stockholders’ equity	89,222	5,326
Total liabilities and stockholders’ equity	$172,416	$114,858